EXHIBIT (j)(10)

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement (1933 Act File No. 2-27962) on Form N-1A of Eaton Vance Special Investment Trust of our reports dated January 31, 2003 for Small-Cap Value Portfolio and Eaton Vance Small-Cap Value Fund (the "Fund") included in the December 31, 2002 Annual Report to Shareholders of the Fund.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
April 22, 2003
Boston, Massachusetts